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                                                                    EXHIBIT 1(h)


                                FBL SERIES FUND, INC.
                                ARTICLES SUPPLEMENTARY


FBL Series Fund, Inc., a Maryland corporation registered as an open-end investment company registered under the Investment Company Act of 1940 (hereinafter called the "Corporation") whose principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

I. Immediately prior to the filing of these Articles Supplementary, the Corporation had authority to issue five billion (5,000,000,000) shares, par value $0.001 per share, such shares having an aggregate par value of five million dollars ($5,000,000). Two billion (2,000,000,000) of such shares have been classified as follows, subject, however, to the authority hereinafter granted to the board of directors to further classify and reclassify any such shares and, incident to such classification or reclassification, to increase or decrease such number of shares:

       Value Growth Portfolio Traditional Shares           500,000,000 shares
       Money Market Portfolio Traditional Shares           250,000,000 shares
       High Grade Bond Portfolio Traditional Shares        500,000,000 shares
       High Yield Bond Portfolio Traditional Shares        250,000,000 shares
       Blue Chip Portfolio Traditional Shares              250,000,000 shares
       Managed Portfolio Traditional Shares                250,000,000 shares

       The balance of three billion (3,000,000,000) shares of such stock may be issued in such classes, or in any new class or classes, each consisting of such number of shares and having such preferences, conversion or other rights and such voting powers, restrictions, limitations as to dividends and qualifications and such terms or conditions of redemption as shall be determined from time to time by resolution or resolutions providing for the issuance of such stock adopted by the board of directors, to whom authority to fix and determine the same is hereby expressly granted.

II. As of the filing of the Articles Supplementary, the Corporation shall have authority to issue five billion (5,000,000,000) shares, par value $0.001 per share. Of these shares:

         a. Six hundred twenty-five million (625,000,000) (including all previously issued and outstanding Value Growth Portfolio Traditional Shares) are classified as Value Growth Portfolio Traditional Shares and six hundred twenty-five million (625,000,000) are classified as Value Growth Portfolio Institutional Shares;


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         b.   Three hundred twelve million five hundred thousand (312,500,000)
       (including all previously issued and outstanding Money Market Portfolio Traditional Shares) are classified as Money Market Portfolio Traditional Shares and three hundred twelve million five hundred thousand (312,500,000) are classified as Money Market Portfolio Institutional Shares;.

         c. Six hundred twenty-five million (625,000,000) (including all previously issued and outstanding High Grade Bond Portfolio Traditional Shares) are classified as High Grade Bond Portfolio Traditional Shares and six hundred twenty-five million (625,000,000) are classified as High Grade Bond Portfolio Institutional Shares;

         d. Three hundred twelve million five hundred thousand (312,500,000) (including all previously issued and outstanding High Yield Bond Portfolio Traditional Shares) are classified as High Yield Bond Portfolio Traditional Shares and three hundred twelve million five hundred thousand (312,500,000) are classified as High Yield Bond Portfolio Institutional Shares;

         e. Three hundred twelve million five hundred thousand (312,500,000) (including all previously issued and outstanding Blue Chip Portfolio Traditional Shares) are classified as Blue Chip Portfolio Traditional Shares and three hundred twelve million five hundred thousand (312,500,000) are classified as Blue Chip Portfolio Institutional shares; and

         f. Three hundred twelve million five hundred thousand (312,500,000) (including all previously issued and outstanding Managed Portfolio Traditional Shares) are classified as Managed Portfolio Traditional Shares and three hundred twelve million five hundred thousand (312,500,000) are classified as Managed Portfolio Institutional Shares.


III. All the shares of common stock of the Corporation, both classified and unclassified, collectively have an aggregate par value of five million dollars ($5,000,000).

IV. The preferences, conversion or other rights and such voting powers, restrictions, limitations as to the dividends and qualifications and such terms or conditions of redemption as set forth in Article IV of the Corporation's Charter, and in the provisions of the Charter generally, remain unchanged.

V. Except as set forth below, the Traditional and Institutional Shares of each Portfolio of the Corporation shall have the preferences, conversion, or other rights and such voting powers, restrictions, limitations as to dividends and qualifications and such terms or conditions of redemption as set forth in Article IV of the Corporation's Charter and shall be subject to all


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       provisions of the Charter relating to the stock of the Corporation generally.  In addition, the following voting powers shall apply:

       (a) any voting powers with respect to the Rule 12b-1 Plan of the Traditional Shares of a Portfolio shall be exercisable by such Class only.

VI. The Board of Directors of the Corporation has authorized, classified or reclassified the Traditional and Institutional Shares under the authority contained in the Charter of the Corporation.

VII. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

VIII. The total number of shares of each of the Classes of shares of the Fund may be increased or decreased, as applicable, by the Board of Directors of the Corporation in accordance with Section 2-105(c) of the Maryland General Corporation Law.

The undersigned President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief, the statements and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties of perjury.

IN WITNESS WHEREOF, FBL Series Fund, Inc. has caused these Articles Supplementary to be excecuted in its name and on its behalf by its President and witnessed by its Secretary on ________________, 1997.


[SEAL]                                 FBL SERIES FUND, INC.


                                       By
                                         ----------------------------------
                                            Edward M. Wiederstein
                                            President



Witness:



--------------------------------
Richard D. Harris
Secretary


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